Exhibit 2.1

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

March 18, 2013

between

BANK OF AMERICA, NATIONAL ASSOCIATION

and

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

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		Page

7.6	Solicitation of Accounts; Non-Solicitation	44
7.7	Insurance	45
7.8	Servicing Prior to Closing Date	45
7.9	Change of Name, Etc	46

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1	Proration of Taxes	46
8.2	Sales and Transfer Taxes	47
8.3	Information Returns	47
8.4	Payment of Amount Due under Article 8	47
8.5	Assistance and Cooperation	47
8.6	Transferred Employees	48

ARTICLE 9

CONDITIONS TO CLOSING

9.1	Conditions to Obligations of Purchaser	51
9.2	Conditions to Obligations of Seller	52

ARTICLE 10

TERMINATION

10.1	Termination	53
10.2	Effect of Termination	54

ARTICLE 11

INDEMNIFICATION

11.1	Indemnification	54
11.2	Exclusivity	57
11.3	AS-IS Sale; Waiver of Warranties	57

ARTICLE 12

MISCELLANEOUS

12.1	Survival	58
12.2	Assignment	58
12.3	Binding Effect	58
12.4	Public Notice	58
12.5	Notices	58
12.6	Expenses	59

iv

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List of Exhibits

Exhibit 1.1(a)	Assumed Contracts
Exhibit 1.1(b)	Branches/Real Properties
Exhibit 1.1(c)	Deposits
Exhibit 1.1(d)	Equipment Leases
Exhibit 1.1(e)(i)	Excluded Brokered Deposits
Exhibit 1.1(e)(iii)	Excluded Affinity Relationships and Reward Programs
Exhibit 1.1(f)	Loans
Exhibit 1.1(g)	Personal Property
Exhibit 1.1(h)	Seller’s Knowledge
Exhibit 2.1.4	Branch Lease Agreement Term Sheet
Exhibit 2.4(c)	Excluded IRA/Keogh Account Deposits
Exhibit 3.5(a)	Form of Deed
Exhibit 3.5(b)	Form of Bill of Sale
Exhibit 3.5(c)	Form of Assignment and Assumption Agreement
Exhibit 3.5(d)	Form of Assignment of Tenant Lease and Assumption Agreement
Exhibit 3.5(e)	Form of Assignment of Equipment Lease and Assumption Agreement
Exhibit 3.5(j)-1	Form of Assignment of Loan Documents and Assumption Agreement
Exhibit 3.5(j)-2	Form of Limited Power of Attorney
Exhibit 4.9	Schedule of Processing Fees
Exhibit 7.4(b)	Estoppel Certificate – Tenant Lease
Exhibit 7.6(a)	Specified Counties

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of March 18, 2013 (this “Agreement”), between Bank of America, National Association, a national banking association, organized under the laws of the United States, with its principal office located in Charlotte, North Carolina (“Seller”), and First Financial Bank, National Association, a national banking association, organized under the laws of the United States, with its principal office located in Terre Haute, Indiana (“Purchaser”).

RECITALS

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Illinois, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1     Certain Definitions. The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to a Deposit, any interest, dividends, fees, costs and other charges that have been accrued on but have not been paid to Seller or credited or charged to the Deposit, each as reflected on Seller’s general ledger, and (b) with respect to the Loans, Negative Deposits, and the other Assets, any interest, fees, premiums, consignment fees, costs and other charges that have accrued on or been charged to the Loans, the Negative Deposits or the other Assets but have not been paid by the applicable borrower, guarantor, surety or other obligor therefore, or otherwise collected by offset, recourse to collateral or otherwise, as reflected on Seller’s general ledger.

“ACH” has the meaning set forth in Section 4.3.

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. As used in this definition, the term “person” shall be broadly interpreted to include any corporation, company, partnership and individual or group.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“Assumed Contract Assignments” has the meaning set forth in Section 3.5(f).

“Assumed Contracts” means each of the contracts set forth on Exhibit 1.1(a) and any contracts entered into by Seller following the date of this Agreement to the extent exclusively related to the operations of the Branches and set forth on Exhibit 1.1(a). Exhibit 1.1(a) shall be updated by Seller: (a) as of 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date); (b) as of 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date); and (c) as of 5:00 p.m., Eastern time, on the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the first Business Day after the Closing); provided that no contracts shall be added to Exhibit 1.1(a) following the date of this Agreement without the consent of Purchaser, which may be withheld in its sole discretion.

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, consulting, retention, change of control or fringe benefit plan, agreement, program or policy in which any of the Branch Employees or their dependents participate.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches or another location of Seller on the Closing Date who provide services directly relating to the operation of the applicable Branch or Branches (including any employees who are Leave Recipients) and whose names are set forth on the list provided by Seller in accordance with Section 5.16(a).

“Branches” means the banking offices and, if applicable, offices used by Seller for other lines of business, of Seller at the locations identified on Exhibit 1.1(b), and “Branch” refers to each such Branch or any one of the Branches.

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“Business Day” means a day on which banks are generally open for business in New York, New York, and which is not a Saturday or Sunday.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 11:59 p.m., Eastern time, on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA Continuation Coverage” shall mean the health care benefit continuation coverage mandated by the Consolidated Omnibus Budget Reconciliation Act and similar provisions of state law.

“Commitments” has the meaning set forth in Section 2.1.1.

“Controlling Party” has the meaning set forth in Section 11.1(f).

“Covered Period” has the meaning set forth in Section 4.3(b).

“CRA” has the meaning set forth in Section 6.4(f).

“Deductible” has the meaning set forth in Section 11.1(e).

“Deeds” means limited warranty deeds in substantially the form of Exhibit 3.5(a) hereof and other instruments of conveyance as may be necessary to sell, transfer and convey all right, title and interest in and to the Owned Real Property to Purchaser, free and clear of all encumbrances other than Permitted Encumbrances.

“Deposit(s)” means deposit liabilities with respect to deposit accounts (a) booked by Seller at the Branches and that have been opened by a customer at the Branches as of the Closing Date or (b) opened by the primary accountholder either (i) at a non-Branch facility or other branch facility of Seller or any of its Affiliates, or (ii) through the Seller’s online or telephone origination channels, and the primary accountholder currently resides within the geographic coverage area of the Branches (as such coverage area is determined in accordance with Seller’s internal policies and procedures in effect as of the date hereof (which policies and procedures have been generally described to Purchaser)) prior to initial notification to be sent to holders of Deposits pursuant to Section 4.2(a), that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including escrow deposit liabilities relating to the Loans and collected and uncollected deposits and Accrued Interest, but excluding (1) any Excluded IRA/Keogh Account Deposits and (2) any Excluded Deposits. Exhibit 1.1(c) contains a list of Deposits as of August 31, 2012 with such schedule specifying the identity of the accountholder and the type of account for each Deposit, and such list shall be updated by Seller as of: (x) 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date); (y) 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date); and (z) 5:00 p.m., Eastern time, on the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the first Business Day after the Closing Date).

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“Draft Allocation Statement” has the meaning set forth in Section 3.9(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller and in a form mutually agreed to by the parties, which shall be initially prepared as of the close of business on the fifth (5th) Business Day preceding the Closing Date, and delivered to Purchaser on the third (3rd) Business Day preceding the Closing Date and which shall be subsequently updated as of the close of business on the third (3rd) Business Day preceding the Closing Date, and delivered to Purchaser on the Business Day prior to the Closing Date, in each case setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount as if the Closing occurred on the fifth (5th) or third (3rd) Business Day prior to the Closing, as applicable.

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Taxes and/or other payments not yet due, and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits.

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 U.S.C. §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.).

“Equipment Lease Assignment” has the meaning set forth in Section 3.5(e).

“Equipment Leases” means, collectively, all equipment leases set forth on Exhibit 1.1(d), to the extent exclusively related to equipment or other Personal Property located at the Branches.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“Escheat Deposits” means, as of any date, Deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, in the calendar year in which the Closing occurs, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

“Excluded Assets” has the meaning set forth in Section 2.1(b).

“Excluded Deposits” means (w) those deposit liabilities that are or would be considered “brokered deposits” for purposes of the rules and regulations of the FDIC, any of which, as of the date hereof, are listed on Exhibit 1.1(e)(i), (x) Escheat Deposits, (y) those deposit liabilities (i) related to a financial advisory relationship with Seller’s Merrill Lynch Wealth Management or US Trust divisions, (ii) related to a client managed relationship in Seller’s Business Banking, Middle Market, or Large Corporate divisions or any other non-retail division, (iii) linked to affinity relationships or programs set forth on Exhibit 1.1(e)(iii) (and such Exhibit 1.1(e)(iii) shall be updated by Seller as of (A) 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date); (B) 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date); and (C) as of 5:00 p.m., Eastern time, on the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the first Business Day after the Closing Date), (iv) held in an escrow account, or (v) held as collateral for a loan that is not a Loan, and (z) those deposit liabilities that have been opened by an employee (other than a Transferred Employee) or former employee of Bank of America Corporation.

“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4(c).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches for, or applicable to, the Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.2.

“FDIC” means the Federal Deposit Insurance Corporation.

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“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Final Allocation Statement” has the meaning set forth in Section 3.9(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the forty-fifth (45th) calendar day following the Closing Date setting forth both the Purchase Price, the Adjusted Payment Amount and the prorated Items of proration set forth in Section 3.4, all determined and calculated based upon the actual Closing Date.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 or 408A of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) drafts, including checks and negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind which are debited or credited to the Loans.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401(c) of the Code.

“Leased Branch” has the meaning set forth in Section 2.1.4(b).

“Leased Branch Lease Agreement” has the meaning set forth in Section 2.1.4(b).

“Leave Recipient” has the meaning set forth in Section 8.6(a)(ii).

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“Lien Defect” means any Encumbrance (except for a Permitted Encumbrance) that is reflected on a Commitment.

“Loan Documents” means the Loan files and all documents with respect to a Loan that are in Seller’s possession or control, including loan applications, notes, security agreements, deeds of trust, mortgages, collectors notes, appraisals, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), all verifications (including employment verification, deposit verification, etc.), financial statements of borrowers and guarantors, independently prepared financials statements, internally prepared financial statements, commitment letters, loan agreements including building and loan agreements, guarantees, pledge agreements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all written modifications, waivers and consents relating to any of the foregoing.

“Loan Documents Assignment” has the meaning set forth in Section 3.5(j).

“Loans” means the loans that are listed on Exhibit 1.1(f), including all overdrafts with respect thereto; provided, however, that “Loans” do not include (a) the interest of any participants in such Loans or Loans that have been the subject of securitizations; (b) loans that are subject to a pending legal proceeding related to a borrower’s inability or refusal to pay such loan; (c) loans that are subject to pending proceedings against the obligor or obligors of such loan under Title 11 of the United States Code; (d) loans that have principal or interest due and unpaid for thirty (30) days or more; and (e) loans that are not, as of the Closing, identified by Seller in the Records as being on “nonaccrual of interest” status. Exhibit 1.1(f) shall be updated by Seller as of (i) 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date); (ii) 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date); and (iii) 5:00 p.m., Eastern time, on the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the first Business Day after the Closing Date).

“Loss” means the amount of losses, liabilities, damages and reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates obtained or to be obtained in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims, and other economic benefits).

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“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole (excluding any effect to the extent arising out of or resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations or their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global, national or regional political conditions or in general U.S. national or regional or global economic or market conditions affecting banks or their holding companies generally (including changes in interest or exchange rates or in credit availability and liquidity), (D) execution, announcement or consummation of this Agreement and the transactions contemplated hereby, including the impact thereof on customers, suppliers, licensors, employees and others having business relationships with the Branches, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving the Assets or the Assumed Liabilities, or (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement, or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Material Defect” means (a) any “Recognized Environmental Condition” reported in a Phase I, Phase II, or Baseline Environmental Assessment, as the term “Recognized Environmental Condition” is defined in ASTM Standard 1527-05, or friable asbestos containing material (“ACM”) that has not been properly controlled through the application of engineering controls or an adequate operation and maintenance plan, and that Purchaser reasonably believes, based on the advice of a mutually acceptable environmental consultant/contractor, that the amount of expense or liability which Purchaser would be reasonably likely to incur to correct such “Recognized Environmental Condition” or ACM control problem will exceed the threshold set forth in Schedule 1.1(a) of the Seller Disclosure Schedule in the case of each affected Real Property; or (b) with respect to the buildings, deficiencies in the plumbing, electrical, HVAC, drive thru air transport system, roof, walls, or foundations impacting the current use of the applicable property or facility the cost of which to repair or correct (other than any costs borne by the applicable lessor) is reasonably likely to equal or exceed the threshold set forth in Schedule 1.1(b) of the Seller Disclosure Schedule in the case of each affected Real Property.

“Negative Deposits” means Deposit account overdrafts (including Qualifying Negative Deposits) and accrued interest thereon.

“Non-Controlling Party” has the meaning set forth in Section 11.1(f).

“Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller in accordance with GAAP and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement.

“New Plans” means any employee benefit plans of Purchaser that provides benefits to any Transferred Employee after the Transfer Date.

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“Obligor” has the meaning set forth in Section 5.8(a)(i).

“OCC” means the Office of the Comptroller of the Currency.

“Order” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means Real Property owned by Seller and used for Branches and listed on Exhibit 1.1(b) hereof.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Permitted Encumbrances” has the meaning set forth in Section 2.1.1.

“Personal Property” means the personal property goods of Seller located in the Branches, and used or held for use in the business or operation of the Branches, consisting of the trade fixtures, shelving, furniture, leasehold improvements, on-premises ATMs (excluding Seller licensed software, but including ATM hardware, alarm contacts, safe, cash canisters, security camera, KABA-MAS locks, ADA audio hardware, deposit automation hardware, keys and lock combinations), equipment, security systems equipment (but not including any connections or software relating thereto), safe deposit boxes (exclusive of contents), vaults and sign structures. Exhibit 1.1(g) contains an overview of the Personal Property as of August 31, 2012, and Exhibit 1.1(g) shall be updated by Seller to include a complete and accurate list of the Personal Property as of (a) 5:00 p.m., Eastern time, on the date that is five (5) Business Days prior to the Closing Date (and delivered to Purchaser on or before the date that is three (3) Business Days prior to the Closing Date); (b) 5:00 p.m., Eastern time, on the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the Business Day prior to the Closing Date); and (c) 5:00 p.m., Eastern time, on the Closing Date (and delivered to Purchaser on or before 5:00 p.m., Eastern time, on the first Business Day after the Closing Date).

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes, including special assessments to the extent accrued and payable in any particular calendar year in question.

“Public Notice” has the meaning set forth in Section 12.4.

“Purchase Price” has the meaning set forth in Section 2.3.

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“Purchaser 401(k) Plans” has the meaning set forth in Section 8.6(i).

“Purchaser Benefit Plans” has the meaning set forth in Section 8.6(d).

“Purchaser Taxes” has the meaning set forth in Section 11.1(f).

“Qualifying Negative Deposits” means Negative Deposits that have been in overdraft status for more than forty five (45) consecutive calendar days prior to Closing.

“Real Property” means the parcels of real property on which the Branches listed on Exhibit 1.1(b) are located, including any improvements and fixtures thereon and any easements, concessions, licenses or similar rights appurtenant thereto, which Schedule indicates that each such real property is Owned Real Property.

“Records” means (a) as to the Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable and appropriate copies thereof, that relate directly thereto and are retained in the Branches, or are in Seller’s possession or control and pertain to and are necessary for the conduct of the business of the Branches following the Closing (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts, and including signature cards that are in Seller’s possession or control); provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller’s permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records to the extent related to the assets of Seller other than the Assets or the Excluded Liabilities, (iii) the personnel files and records relating to Branch Employees or (iv) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by this subclause (iv), Purchaser shall be permitted to request copies of portions of such books and records to the extent information set forth therein relates to the Assets or the Assumed Liabilities and is reasonably necessary in connection with Purchaser’s operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Assets and Assumed Liabilities to the extent necessary to comply with applicable law or regulation or tax or accounting requirements, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.

“Regulatory Approvals” means the approval of the OCC and any other Regulatory Authority required to consummate the P&A Transaction.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality.

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“Returned Items” has the meaning set forth in Section 4.9(c).

“Safe Deposit Agreements” means the agreements that are in Seller’s possession or control relating to safe deposit boxes located in the Branches.

“Seller 401(k) Plans” has the meaning set forth in Section 8.6(i).

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Taxes” has the meaning set forth in Section 11.1(f).

“Seller’s knowledge” or other similar phrases means information that is actually known, after reasonable inquiry, to the Persons set forth on Exhibit 1.1(h).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Surveys” has the meaning set forth in Section 2.1.1.

“Tax Claim” has the meaning set forth in Section 11.1(f).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Tenant Assignments” has the meaning set forth in Section 3.5(d).

“Tenant Leases” means leases, subleases, licenses or other use agreements between Seller and tenants with respect to Real Property, if any.

“Tenant Security Deposit” means any security deposit held by Seller with respect to a Tenant Lease (and which has not otherwise been offset by Seller pursuant to the terms of such Tenant Lease).

“Title Insurance” has the meaning set forth in Section 2.1.2(b).

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“Title Insurer” means Madison Title Agency, LLC.

“Title Policy” has the meaning set forth in Section 2.1.2(b).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts and money market deposit accounts.

“Transfer Date” means (i) with respect to Branch Employees who are not Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the day after the Closing Date, and (ii) with respect to Branch Employees who are Leave Recipients as of the Closing Date and who accept Purchaser’s offer of employment, the date of active commencement of a Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable, within the time period set forth in Section 8.6(a)(ii).

“Transfer Taxes” has the meaning set forth in Section 8.2.

“Transferred Employees” has the meaning set forth in Section 8.6(a)(i).

“Unauthorized ACH Deposit” has the meaning set forth in Section 4.3(b).

“Unfunded Advance” shall mean an advance requested under a Loan on or prior to the Closing Date pursuant to the terms and provisions of such Loan that Seller is not obligated to fund until after the Closing Date.

“Welfare Benefits” shall mean the types of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA).

1.2     Accounting Terms. All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE 2

THE P&A TRANSACTION

2.1     Purchase and Sale of Assets. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)	the Owned Real Property;

(ii)	the Personal Property;

(iii)	the Tenant Leases;

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(iv)	the Equipment Leases and the Assumed Contracts;

(v)	the Loans, plus Accrued Interest with respect to such Loans, as well as the collateral for the Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.5;

(vi)	the Negative Deposits;

(vii)	the Safe Deposit Agreements and the keys to the safe deposit boxes;

(viii)	any refunds, credits or other receivables, in each case, of, against or relating to Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches (other than Excluded Taxes);

(ix)	the Records; and

(x)	all local telephone, fax numbers and post office boxes associated specifically with the Branches.

(b)       Purchaser understands and agrees that it is purchasing only the Assets specified in this Agreement, and Purchaser has no interest in or right to any other assets, properties or interests of Seller or any of its Affiliates (including any business relationship that Seller or its Affiliates may have with any customer of Seller or its Affiliates (other than those relationships solely in respect of such customers’ status as a holder of Loans or Deposits) (all assets, properties or interests, other than the Assets, the “Excluded Assets”). For the avoidance of doubt, except as contemplated by Section 7.9, no right to the use of any sign, trade name, trademark or service mark, if any, of Seller or any of its Affiliates, is being sold, and any such right shall be an Excluded Asset.

2.2     Assumption of Liabilities. (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge all duties, responsibilities, obligations or liabilities of Seller to be discharged, performed, satisfied or paid on or after the Closing Date (or the Transfer Date with respect to a Transferred Employee), with respect to the following (collectively, the “Assumed Liabilities”):

(i)	the Deposits, including Deposits in IRAs and Keogh Accounts to the extent contemplated by Section 2.4;

(ii)	the Personal Property, Tenant Leases, Tenant Security Deposits and the Owned Real Property;

(iii)	the Safe Deposit Agreements;

(iv)	the Equipment Leases and the Assumed Contracts;

(v)	the Loans, and the servicing of the Loans pursuant to Section 2.5;

(vi)	the Negative Deposits and the Unfunded Advances;

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(vii)	liabilities to any Transferred Employee in respect of his or her employment with Purchaser on or after the Transfer Date, including as set forth in Section 8.6; and

(viii)	liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches (other than Excluded Taxes).

(b)       Notwithstanding anything to the contrary in this Agreement, Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, of any kind or nature, known, unknown, contingent or otherwise, of Seller or any of its Affiliates, other than the Assumed Liabilities or as otherwise expressly assumed hereunder (all duties, responsibilities, obligations and liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities or other obligations expressly assumed hereunder, the “Excluded Liabilities”).

2.3     Purchase Price. The purchase price (“Purchase Price”) for the Assets shall be the sum of the following U.S. dollar amounts:

(a)       An amount equal to 2.75% of the average daily closing balance (including Accrued Interest) of the Deposits for the period commencing thirty (30) calendar days prior to the Closing Date and concluding on the Closing Date;

(b)       The aggregate Net Book Value of all the Assets, other than the Qualifying Negative Deposits; and

(c)       Accrued Interest with respect to the Loans.

2.4     Assumption of IRA and Keogh Account Deposits. (a) With respect to Deposits in IRAs, Seller will use reasonable best efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b)      With respect to Deposits in Keogh Accounts, Seller shall use reasonable best efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Deposits to Purchaser (or an Affiliate of Purchaser), as trustee or custodian, as the case may be, thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents reasonably necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser’s (or such affiliate’s) form of Keogh Master Plan, Seller will use reasonable best efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

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(c)       If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Exhibit 2.4(c), shall be excluded from Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

2.5     Sale and Transfer of Servicing. The Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser. As of the Closing Date, all rights, obligations, liabilities and responsibilities with respect to the servicing of the Loans after the Closing Date will be assumed by Purchaser. Seller shall be discharged and indemnified by Purchaser from all liability with respect to the servicing of the Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to the servicing of the Loans on or prior to the Closing Date.

ARTICLE 2.1

REAL PROPERTY MATTERS

2.1.1      Commitment for Title Insurance and Survey. Within forty-five (45) days of the date of this Agreement, Seller shall deliver to Purchaser and Purchaser’s counsel, with respect to each parcel of Owned Real Property used for the Branches identified as leased on Exhibit 1.1(b): (a) a title commitment (including all documents, instruments or agreements evidencing or creating the exceptions to, or Encumbrances on, title referenced in such commitment) (the “Commitments”) issued by the Title Insurer and (b) any ALTA minimum standards detail land title survey of each of the Branches and each parcel of Real Property that Seller has been able to locate in its files and records, prepared and certified as to all matters shown thereon by a surveyor licensed by the State where the Real Property is located (together with any new ALTA survey of the Real Property ordered by Purchaser, the “Surveys”). The Surveys shall include a notation stating whether any portion of the Real Property is located in a 100-year flood plain, flood-prone area or special flood hazard and shall show the specific location of any portions of such Real Property that may be located in any such flood areas. The Commitments shall reflect that Seller has good and indefeasible title in and to the Real Property, subject only to (x) matters that do not materially and adversely affect the continued use of the Real Property by Purchaser following the Closing in the manner currently used by Seller as a commercial bank branch office (the “Permitted Encumbrances”), (y) to which Purchaser has not objected, and (z) other matters of record in the respective County in which the Real Property is located, and routine matters to be satisfied as part of the conveyance of the Real Property. The costs of obtaining the Commitments and the Surveys shall be borne equally by Seller and Purchaser. If any Commitment contains any exceptions other than Permitted Encumbrances (including Permitted Encumbrances that reflect a monetary lien), Seller shall make a good faith effort to cure, or cause the Title Insurer to omit or insure over such exceptions prior to the Closing.

2.1.2      Title Insurance Policy. (a) Seller shall cause the Title Insurer to update the Commitments as of the Business Day prior to the Closing Date. In the event that the updated Commitments disclose any defect not included in the original Commitments, the procedure set forth in the final sentence of Section 2.1.1 herein shall apply.

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(b)       Seller and Purchaser shall cause the Title Insurer at Closing to provide a “marked up” or pro forma policy of title insurance, and as soon as practicable after the Closing, to issue an Owner’s Policy of Title Insurance (each, a “Title Policy,” and collectively, the “Title Insurance”), to Purchaser covering the Real Property in the amount equal to the Net Book Value of the relevant Real Property as included in the calculation of the Purchase Price. Such policies shall guarantee Purchaser’s title to the relevant Real Property to be good and indefeasible, subject only to the Permitted Encumbrances. The costs of obtaining the Title Insurance shall be borne equally by Seller and Purchaser.

2.1.3      Inspection of Real Property. Within forty five (45) calendar days after the date of this Agreement, Purchaser may, at its sole cost and expense, undertake such physical inspections and examinations of the Owned Real Property, including such inspections of the buildings thereon, as Purchaser reasonably deems necessary or appropriate, which shall be conducted in a manner and at times so as to not disrupt Seller’s business operations of the Branches. The cost of any such inspections and examinations shall solely be the responsibility of Purchaser. Notwithstanding the foregoing, Purchaser shall not conduct any invasive testing or Phase II Environmental Site Assessment on any Real Property, without the prior written consent of Seller (which consent will not unreasonably be withheld or delayed) and coordinating the scope of such work with Seller or Seller’s consultants, as applicable. If reasonably necessary for proper conduct and completion of on-site sampling for a Phase II Environmental Site Assessment, or Baseline Environmental Assessment compliant with the ASTM Standards, this time period shall be subject to reasonable extensions, not to exceed sixty (60) calendar days following the expiration of the initial forty five (45) calendar day period. Purchaser shall maintain liability insurance and shall indemnify Seller for any and all Losses incurred by Seller, any of its Affiliates and/or third parties while Purchaser and its agents are performing any inspections under this Section 2.1.3. In the event of any damage to any of the Branches arising out of Purchaser’s inspections, Seller shall be entitled to require Purchaser to engage workmen reasonably acceptable to Seller to restore any such damage to the same condition as the Branches were in prior to the inspection.

2.1.4      Objections and Remedies. (a) If Purchaser shall discover a Material Defect as a result of Purchaser’s inspections and examinations undertaken in accordance with Section 2.1.3, Purchaser shall give Seller written notice as soon as possible (but in no event later than the expiration of the forty five (45)-calendar day period, or the additional sixty (60)-calendar day period if subject to an extension for testing as described in Section 2.1.3) describing, in reasonable detail, the facts or conditions constituting such Material Defect and the measures which Purchaser reasonably believes are necessary to correct such Material Defect (to be read for this purpose without reference to the applicable threshold set forth in Schedule 1.1 of the Seller Disclosure Schedule).

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(b)       If Seller does not elect to cure any such Material Defect or is unable to cure such Material Defect to Purchaser’s reasonable satisfaction at least ten (10) calendar days prior to the Closing, and Purchaser does not elect to waive such Material Defect, Purchaser may (as its sole remedy) elect to cause, by giving Seller written notice, Seller and Purchaser to enter into a lease agreement having the terms set forth in Exhibit 2.1.4 (a “Leased Branch Lease Agreement”) with respect to the Branch located on such Owned Real Property (such Branch, a “Leased Branch”). In the event that a Branch becomes a Leased Branch in accordance with this Section 2.1.4(b), the real property associated with the Leased Branch shall no longer be deemed to be “Owned Real Property” (and the consideration to be paid by Purchaser shall be reduced by the Net Book Value of the real property associated with the Leased Branch as included in the calculation of the Purchase Price); provided that, for the avoidance of doubt, Purchaser shall remain obligated to, in accordance with the terms of this Agreement, (i) purchase all other Assets and assume all other Assumed Liabilities associated with the Leased Branch and (ii) subject to the terms of Section 8.6, hire all Branch Employees related to the Leased Branch.

(c)       If any Commitments identify any Lien Defect, Seller shall make a good faith effort to cure such Lien Defect to Purchaser’s reasonable satisfaction (or otherwise cause the Title Insurer to insure over or delete such Lien Defect in the Title Policy) on, or prior to, the Closing Date. If Seller (i) does not cure any such Lien Defect to Purchaser’s reasonable satisfaction (or otherwise cause the Title Insurer to insure over or delete such Lien Defect in the Title Policy) prior to the Closing, and Purchaser does not elect to waive such Lien Defect, or (ii) is unable to deliver insurable fee simple title subject only to Permitted Encumbrances, then in either such events described in the foregoing clauses (i) or (ii), Purchaser may (as its sole remedy) elect to cause, by giving Seller written notice (A) the Branch located on such Owned Real Property to be a Leased Branch and (B) Seller and Purchaser to enter into a Leased Branch Agreement with respect to such Branch. In the event that a Branch becomes an Leased Branch in accordance with this Section 2.1.4(c), the real property associated with the Leased Branch shall no longer be deemed to be “Owned Real Property” (and the consideration to be paid by Purchaser shall be reduced by the Net Book Value of the real property or lease associated with the Leased Branch as included in the calculation of the Purchase Price); provided that, for the avoidance of doubt, Purchaser shall remain obligated to, in accordance with the terms of this Agreement, (i) purchase all other Assets and assume all other Assumed Liabilities associated with the Leased Branch and (ii) subject to the terms of Section 8.6, hire all Branch Employees related to the Leased Branch.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1     Closing. (a) The Closing will be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 or such other place as may be agreed to by the parties.

(b)       Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the parties anticipate that the Closing Date shall be August 16, 2013 or an earlier mutually agreeable date, or, if the Closing cannot occur on such date, on a date and time as soon thereafter as practicable after receipt of the Regulatory Approvals and the expiration of all related statutory waiting periods, except as otherwise provided in the next sentence of this Section 3.1(b). Unless the parties agree pursuant to Section 4.9(a) that the conversion of the data processing with respect to the Branches and Assumed Liabilities will be performed on a date other than the Closing Date, the Closing Date shall be a Friday and the conversion will be completed prior to the opening of business on the following Business Day.

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3.2     Payment at Closing. (a) At Closing, in consideration for the purchase of the Assets, Purchaser will assume the Assumed Liabilities and the following payment will be made: (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to such positive amount, or (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.

(b)       All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, Eastern time, on the date of payment.

(c)      If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3     Adjustment of Purchase Price. (a) On or before 12:00 noon, Eastern time, on the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement.

(b)       The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the thirtieth (30th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items in dispute (and only such items) shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Seller and Purchaser, and such determination shall be final and binding. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Seller and Purchaser.

(c)       On or before 12:00 noon, Eastern time, on the fifth (5th) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

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3.4     Proration; Other Closing Date Adjustments. (a) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches for its own account until 11:59 p.m., Eastern time, on the Closing Date, and that Purchaser shall operate the Branches, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Deposits and the Branches shall be prorated as provided in Section 3.4(b) as of 11:59 p.m., Eastern time, on the Closing Date. Those items being prorated Items of proration will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b)       For purposes of this Agreement, items of proration and other adjustments shall include: (i) base rental and additional rental payments under the Equipment Leases and the Tenant Leases and periodic payments under the Assumed Contracts; (ii) FDIC deposit insurance assessments; (iii) assessments paid or payable to the OCC attributable to the Branches from and after the Closing Date; (iv) trustee or custodian fees on Deposits in IRAs and Keogh Accounts; (v) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; (vi) safe deposit rental payments previously received by Seller; (vii) Property Taxes either assessed, due or payable as of the Closing Date (and calculated based upon the most current information available for the counties in which each of the real properties are located); (viii) fees for customary annual or periodic licenses or permits; (ix) water, sewer, fuel and utility charges; and (x) other prepaid items of income and expense, in each case calculated as of 11:59 p.m., Eastern time on the Closing Date.

3.5     Seller Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a)       The Deeds;

(b)       A bill of sale in substantially the form of Exhibit 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser;

(c)       An assignment and assumption agreement in substantially the form of Exhibit 3.5(c), with respect to the Assumed Liabilities, except for Loans as contemplated by Section 3.5(j) (the “Assignment and Assumption Agreement”);

(d)       Assignment and assumption agreements in substantially the form of Exhibit 3.5(d), with respect to each of the Tenant Leases (the “Tenant Assignments”) and, subject to Section 7.4(b), estoppel certificates from the subtenants under the Tenant Leases;

(e)       Assignment and assumption agreements in substantially the form of Exhibit 3.5(e), with respect to each of the Equipment Leases (the “Equipment Lease Assignments”);

(f)        Assignment and assumption agreements in substantially the form of Schedule 3.5(f), with respect to each of the Assumed Contracts (the “Assumed Contract Assignments”);

(g)       The certificate required to be delivered by Seller pursuant to Section 9.1(e);

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(h)       Seller’s resignation as trustee or custodian, as applicable, with respect to each Deposit in an IRA or Keogh Account included in the Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;

(i)        A certificate of non-foreign status pursuant to Treasury Regulation Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificates set forth in Treasury Regulation 1.1445-2(b)(2)(iv)(B);

(j)        (i) an executed global assignment of the Loan Documents, in substantially the form of Exhibit 3.5(j)-1 (the “Loan Document Assignment”), assigning all of the rights, benefits and title to each of the Loans, and (ii) a power of attorney duly executed by Seller and granting Purchaser the ability to take the certain actions on Seller’s behalf in substantially the form of Exhibit 3.5(j)-2;

(k)       Affidavits and such other customary documentation as shall be reasonably required by the Title Insurer and reasonably acceptable to Seller (and not increasing Seller’s obligations beyond its obligations under this Agreement, taking into consideration the caps, baskets and survival periods set forth in this Agreement) to issue Title Insurance with respect to the Real Property insuring Purchaser or its designee as owner of marketable fee simple title in the case of each of the Owned Real Properties, subject to only Permitted Encumbrances;

(l)       The Safe Deposit Agreements, Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches;

(m)       The Records;

(n)       If required pursuant to Section 2.1.4, the Leased Branch Lease Agreements; and

(o)       A mark-up and signed commitment by the Title Insurer to issue the Title Insurance.

3.6     Purchaser Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a)       The Assignment and Assumption Agreement;

(b)       Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c)       The Tenant Assignments and such other instruments and documents as any subtenant under a Tenant Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of a Tenant Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

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(d)       The Equipment Lease Assignments and such other instruments and documents as any lessor under an Equipment Lease may reasonably require as necessary or desirable for providing for the assumption by Purchaser of an Equipment Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(e)       The Assumed Contract Assignments and such other instruments and documents as any party under an Assumed Contract may reasonably require as necessary or desirable for providing for the assumption by Purchaser of an Assumed Contract, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(f)       The Loan Documents Assignment and such other instruments and documents as Seller may reasonably require as necessary or desirable for providing for the assumption by Purchaser of the Loan Documents, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(g)       If required pursuant to Section 2.1.4, the Leased Branch Lease Agreements; and

(h)       The certificate required to be delivered by Purchaser pursuant to Section 9.2(e).

3.7     Delivery of the Loan Documents. Seller shall deliver to Purchaser or its designee the Loan Documents (reasonably organized and cataloged), actually in the possession or control of Seller or any of its Affiliates, in whatever form or medium (including imaged documents) then maintained by Seller or its Affiliates. Seller shall use reasonable best efforts to electronically deliver Loan Documents in electronic format to Purchaser on the day following the Closing Date. Seller shall use reasonable best efforts to deliver to Purchaser the Loan Documents in paper format to Purchaser on the first Business Day following the Closing Date. Except to the extent expressly provided for in this Agreement, Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser or to an independent third party designated by Purchaser for shipment to Purchaser, the cost of which shall be the borne equally by Seller and Purchaser.

3.8     Owned Real Property Filings. On the Closing Date (or as soon as is practical thereafter with respect to any Owned Real Property that the provisions of this Section 3.8 are not completed on the Closing Date), Seller and Purchaser shall cause the Title Insurer to file or record, or cause to be filed or recorded, any and all documents necessary in order to vest in Purchaser legal and equitable title to the Owned Real Property free and clear of all Encumbrances other than Permitted Encumbrances. The Title Insurance and all escrow closing costs shall be borne equally by Purchaser and Seller.

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3.9     Allocation of Purchase Price. (a) No later than ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.9(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b)       Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE 4

TRANSITIONAL MATTERS

4.1     Transitional Arrangements. Seller and Purchaser agree to cooperate and to proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)       Not later than fifteen (15) calendar days after the date of this Agreement, Seller will meet with Purchaser at Seller’s headquarters or via teleconference or video conference to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility; provided, however, that Seller shall not be obligated under this Agreement to provide Purchaser (i) any information regarding Seller’s relationship with the customers outside of the relevant Branch (e.g., other customer products, householding information) or (ii) any email conversion and forwarding, RightFax forwarding, phone forwarding services.

(b)       Seller shall use commercially reasonable efforts to deliver to Purchaser the specifications and conversion sample files within thirty (30) calendar days after the date of this Agreement, but in no event shall the delivery the specifications and conversion sample files occur more than forty-five (45) calendar days after the date of this Agreement.

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(c)       From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Deposits and the Loans.

(d)       Not later than fifteen (15) calendar days after the date of this Agreement, Purchaser shall complete Seller’s information security assessment and, in connection therewith, Purchaser shall promptly provide Seller with all information related to Purchaser and its Affiliates that is reasonably requested by Seller.

(e)       Not later than thirty (30) calendar days after the date of this Agreement, Purchaser and Seller shall mutually agree upon (i) a calendar for all customer notifications to be sent pursuant to and in accordance with Section 4.2 and (ii) the mailing file requirements of Purchaser in connection with such customers notifications.

4.2     Customers. (a) Not later than thirty (30) calendar days nor earlier than sixty (60) calendar days prior to the Closing Date (except as otherwise required by applicable law):

(i)	Seller will notify the holders of Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Deposits; and

(ii)	each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby; provided that Seller and Purchaser agree that any joint notices shall not include any dual-branded letters but instead shall include individual bank inserts for each of Seller and Purchaser.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication at least five (5) Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. Seller shall have the right to add customer transition information to any customer notifications to be sent by Purchaser pursuant to this Section 4.2 and such information may, at Seller’s option, be included either directly in Purchaser’s notification or in an additional insert that shall accompany the applicable Purchaser notification. Any customer notifications sent by Purchaser pursuant to this Section 4.2 shall only include the last four digits of any account number of Seller. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within forty-five (45) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Deposits, the borrowers on the Loans and the lessees of the safe deposit boxes as of a recent date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time. No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

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(b)       Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Deposits and to comply with applicable law.

(c)       Neither Purchaser nor Seller shall object to the use, by depositors of the Deposits, of payment orders or cashier’s checks issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trademark, service mark or the proprietary mark of Seller or any of its Affiliates.

(d)       As soon as practicable after the notice provided in Section 4.2(a) has been provided, Purchaser shall notify Deposit account customers and Loan account customers that, upon the expiration of a post-Closing processing period, which shall be sixty (60) calendar days after the Closing Date, any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such Deposit account customers and Loan account customers in accordance with this Section 4.2.

4.3     Direct Deposits.

(a)       Seller will use its reasonable best efforts to provide to Purchaser on the Closing Date all of those automated clearing house (“ACH”) originator arrangements related (by agreement or other standing arrangement, if any) to the Deposits that are in Seller’s ACH warehouse system and will use its reasonable best efforts to so transfer any other such arrangements. For a period of sixty (60) calendar days following the Closing, in the case of ACH direct deposits to accounts constituting Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits at 9:00 a.m., Eastern time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain Direct Deposits effective for that Business Day only. Compensation for ACH direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the ACH Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH entries and funds and return such direct deposits to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created. Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Deposits.

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(b)       Purchaser agrees that in the event that it or any of its Affiliates receives an ACH direct deposit related to the Deposits prior to the Closing (each, an “Unauthorized ACH Deposit”), Purchaser shall not accept such Unauthorized ACH Deposit and return the related direct deposits to the originators.

(c)       After the Closing Date, Seller shall (i) no longer be obligated to process or forward to Purchaser any incoming or outgoing wires received by Seller for credit to accounts constituting Deposits, (i) return all wires received after the Closing Date to the originator as unable to apply to the referenced account constituting a Deposit and (iii) upon reasonable request by Purchaser, provide Purchaser with historical incoming wire history information with respect to the thirteen (13) month period prior to the Closing Date (the “Covered Period”) such that Purchaser is able to provide current wire instructions to the originator from and after the Closing Date. The wire history information provided under the terms of the previous sentence shall include the beneficiary account number, beneficiary account name, cumulative value and total number of wires received during the Covered Period. Purchaser shall provide a unique and singular communication with specific new wire instructions to the receivers (beneficiaries) who have received ten (10) or more wires during the Covered Period.  Such specific instructions must be provided in writing to the applicable receivers (beneficiaries) no less than thirty (30) calendar days prior to the Closing Date.  Seller shall provide reports to Purchaser for any customers who have data resident on Seller’s wire transfer-specific application, including wire templates (repetitive wire instructions), standing order transfers or PINs authorizing the sender to directly contact the wire operation for the initiation of a wire transfer.   At least five (5) Business Days prior to the Closing Date, Purchaser shall contact these specific clients to provide such clients with information regarding Purchaser’s services, capabilities and use instructions or reasonable substitutions.

4.4     Direct Debits. As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties. For a period of sixty (60) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Deposits at 9:00 a.m., Eastern time (or such other mutually agreed upon time), each Business Day. Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. Beginning on the Closing Date, Purchaser shall provide ACH originators of such direct debits with account numbers relating to the Deposits.

4.5     Access to Records. (a) For a period of ten (10) years from the Closing Date, each of the parties shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for the greater of (x) ten (10) years and (y) such periods as are required by applicable law, unless the parties shall agree in writing to a longer period.

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(b)     Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating solely to the Assets and Assumed Liabilities, shall remain the property of the other party and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(b) and 7.2(c).

4.6     Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Purchaser will report to the applicable taxing authorities and holders of Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Deposits. Any amounts required by any governmental agencies to be withheld from any of the Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b)       Unless otherwise agreed to by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Deposits.

(c)       Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller. Purchaser will make all required reports to applicable taxing authorities and to obligors on Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.7     Negotiable Instruments. Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

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4.8     ATM and Debit Cards. Seller will use its reasonable best efforts to provide Purchaser with a list of ATM and debit cards issued by Seller to depositors of any Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than thirty (30) calendar days after the date of this Agreement, and in no event later than forty-five (45) days after the date of this Agreement, and Seller will provide Purchaser with an updated record from time to time prior to the Closing along with other conversion sample files. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of a Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to indemnify Purchaser for any claims or losses that Purchaser may incur as a result of complying with such request from Seller. Seller will not be required to disclose to Purchaser customers’ PINs or algorithms or logic used to generate PINs. Following the receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Deposits not earlier than forty-five (45) calendar days nor later than twenty (20) calendar days prior to the Closing Date, which cards shall be effective as of the day following the Closing Date. Purchaser and Seller agree to settle any and all ATM transactions and Debit card transactions effected on or before the Closing Date, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all Debit card transactions initiated before or after the Closing with Debit cards issued by Seller to access Transaction Accounts.

4.9     Data Processing Conversion for the Branches and Handling of Certain Items. (a) The conversion of the data processing with respect to the Branches and the Assets and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted reasonable access (subject to the provisions of Section 7.2(a)) to review each Branch for the purpose of planning to install automated equipment for use by Branch personnel. Following the receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall be permitted, at its expense and without interfering with the operation of the Branches, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b)       As soon as practicable and in no event more than three (3) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use its reasonable best efforts to cause these depositors to begin using such new drafts and cease using drafts bearing Seller’s name. The parties hereto shall use their reasonable best efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures. During the sixty (60) calendar-day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such sixty (60) calendar-day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the sixty (60) calendar-day period following the Closing Date in accordance with Exhibit 4.9.

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(c)       Any items that were credited for deposit to or cashed against a Deposit prior to the Closing and are returned unpaid on or within sixty (60) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Seller. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser. If upon Purchaser’s receipt of such Returned Item there are sufficient funds in the Deposit to which such Returned Item was credited or any other Deposit transferred at the Closing standing in the name of the party liable for such Returned Item, Purchaser will debit any or all of such Deposits an amount equal in the aggregate to the Returned Item, and shall repay that amount to Seller. If there are not sufficient funds in the Deposit because of Purchaser’s failure to honor holds placed on such Deposit, Purchaser shall repay the amount of such Returned Item to Seller. Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than sixty (60) calendar days after the Closing will be the responsibility of Seller.

(d)       During the sixty (60) calendar-day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser. For thirty (30) calendar days after the Closing, payments received by Seller with respect to any Loans shall be forwarded to Purchaser within two (2) Business Days of receipt by Seller.

(e)       No later than thirty (30) calendar days prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Seller, one for deposits and one for loans/lines, to be used for settlement activity following the Closing Date. Seller will provide Purchaser with a daily statement for these accounts. Purchaser will be responsible for initiating all funding and draw-down activity against these accounts. Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status. Activity that will be settled through these accounts will include: items drawn on a Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, Returned Items, and payments made to Seller for Loans.

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4.10     Employee Training. In accordance with the terms of this Agreement, within fifteen (15) calendar days of the date of this Agreement, Seller and Purchaser shall agree to mutually acceptable terms and conditions under which Purchaser shall be permitted to provide training and “town hall” informational meetings to Seller’s employees at the Branches who are reasonably anticipated to become Transferred Employees; it being agreed that, prior to, and on, the Closing Date, all Branch Employees shall remain under Seller’s control. Any such training shall not occur until the earlier of: (a) receipt of Regulatory Approvals (except for the expiration of statutory waiting periods), or (b) sixty (60) days prior to the Closing Date. Any such training shall be conducted in a manner that will not unreasonably interfere with the business activities of the Branches. Purchaser shall reimburse Seller for the additional time spent by, and all related, reasonable travel expenses incurred by, any such prospective Transferred Employee in connection with such training activities and “town hall” informational meetings to the extent such time and expenses would not have been spent or incurred by such prospective Transferred Employee but for such training activities, and Purchaser shall reimburse Seller for any reasonable incremental costs and expenses (including compensation related costs and expenses) incurred in connection with replacement employees for such prospective Transferred Employees excused from their duties at the Branches for such training activities for the periods during which such prospective Transferred Employees are excused, where such replacement employees are reasonably determined by Seller to be needed to maintain ongoing operations at the Branches without disruption. As promptly as practicable following the date of this Agreement, Purchaser shall provide Seller with Purchaser’s proposed plan for the training of all anticipated Transferred Employees and, within ten (10) Business Days of Seller’s receipt of such plan, Seller shall provide Purchaser with an estimate of the anticipated costs of implementing Purchaser’s proposed training program. Notwithstanding the foregoing, Seller and Purchaser shall reasonably cooperate in good faith to minimize the costs of such training program in a manner consistent with achieving its intended purpose. In addition, from and after the date of this Agreement until the Closing Date, Purchaser shall consult with Seller and obtain Seller’s consent before communicating (directly or indirectly and whether in writing, verbally or otherwise) with any Branch Employees, whether relating to employee benefits, the terms of employment following the Closing Date or otherwise.

4.11     Night Drop Equipment. Following the Closing and prior to the first Business Day following the Closing Date, Purchaser shall rekey all night drop equipment located within the Branches in such a manner that, from and after the first Business Day following the Closing Date, no Person who was had the ability to access such night drop equipment prior to the Closing shall be able to continue to access such night drop equipment with the same access key that such Person was using prior to the Closing. The parties hereby acknowledge and agree that all of the night drop equipment located within the Branches shall be sealed by Seller at approximately 8:00 a.m., Eastern time, on the Closing Date and, from and after such time, Purchaser shall not unseal such night drop equipment until it has been rekeyed in accordance with the preceding sentence. The costs and expenses of completing such rekeying shall be borne equally by Seller and Purchaser.

4.12     Expenses Relating to Transitional Matters. Purchaser shall be responsible for the payment of all documented, out-of-pocket third party fees or expenses reasonably incurred by Seller in connection with the preparation of the Branches for transfer to Purchaser in accordance with the terms of this Agreement; provided that, with respect to each such Branch, Purchaser’s obligation under this Section 4.12 shall not exceed $2,000.

4.13     Access to the Branches on the Closing Date. Purchaser agrees that, with respect to each Branch, on the Closing Date neither it nor any of its agents, Affiliates or representatives shall be permitted to access such Branch until Seller has completed its decommissioning of such Branch, which shall include the disabling of Seller’s information systems at the Branch and the removal of any personal property, equipment or other assets located at the Branch that do not constitute Assets; it being agreed that, notwithstanding the foregoing, on the Closing Date, Purchaser shall be permitted to have a reasonable number of representatives present at each Branch in order to transition the Branch and to ensure that the actions taken by Seller in connection with such decommissioning comply with the terms of this Agreement.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Seller Disclosure Schedule:

5.1     Corporate Organization and Authority. Seller is a national banking association, duly organized and validly existing under the laws of the United States, and has the requisite power and authority to conduct the business now being conducted at the Branches. Seller and each of its Affiliates has the requisite corporate power and authority and has taken all shareholder and corporate action necessary in order to execute and deliver this Agreement and any instruments and documents executed pursuant hereto, and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2     No Conflicts. The execution, delivery and performance of this Agreement and any instruments and documents executed pursuant hereto by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required third party consents under the Equipment Leases and the Assumed Contracts in respect of the transactions herein contemplated) or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default would materially impact the Assets and Assumed Liabilities or would materially prevent or delay Seller from performing its obligations under this Agreement in all material respects. Seller has all material licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted in all material respects, and all such licenses, franchises, permits, certificates of public convenience, orders and other authorizations, are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification or revocation or proceedings related thereto.

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5.3     Approvals and Consents. Other than Regulatory Approvals, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller. There are no consents or approvals of any other third party required to be obtained in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement by Seller.

5.4     Leases. Purchaser has been provided by Seller with accurate and complete copies of all Tenant Leases, including all amendments to such Tenant Leases. Each Tenant Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s material obligations thereunder, or, to Seller’s knowledge, with respect to the material obligations of the lessor thereof, any default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or sublessee, as applicable, under any such Tenant Lease. Other than the Tenant Leases, there are no subleases relating to any Branch created or suffered to exist by Seller.

5.5     Litigation and Undisclosed Liabilities. A true and complete list of all pending litigation related to the Branches is set forth on Schedule 5.5 of the Seller Disclosure Schedule, except for suits, actions or proceedings involving the collection of delinquent accounts and garnishment proceedings in the ordinary course of business. There are no actions, complaints, petitions, suits or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to in any manner the Branches, the Assets or the Assumed Liabilities or against any of the Branches that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To Seller’s knowledge, there are no facts or circumstances that would reasonably be expected to result in any material claims, obligations or liabilities with respect to the Branches, the Assets or the Assumed Liabilities other than as otherwise disclosed in this Agreement.

5.6     Regulatory Matters. (a) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, materially affecting or relating to the Branches, the Assets or the Assumed Liabilities.

(b)       Neither Seller nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

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(c)       Neither Seller nor any of its Affiliates is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has any of them been advised by any such agency or authority that it is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case materially affecting or relating to the Branches, the Assets or the Assumed Liabilities.

5.7     Compliance with Laws. All business of the Branches or relating to the Assets and the Assumed Liabilities has been conducted in material compliance with all federal, state and local laws, regulations, rules and ordinances applicable thereto.

5.8     Loans. (a) Each Loan:

(i)	represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor and such instruments are included in the Loan Documents. Seller has no knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Loan involved;

(ii)	immediately following the sale of each Loan to Purchaser, will be owned by Purchaser free and clear of all Encumbrances;

(iii)	(A) was made in the ordinary course of business, is accruing interest in accordance with its terms, and is evidenced by, as applicable, notes and mortgages which are true and genuine, legal, valid, binding and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (B) is free of any and there exists with respect to such Loan no valid legal defense, offset counterclaim or set off;

(iv)	(A) was originated by Seller in conformity in all material respects with applicable laws and regulations and its principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) has an assignable Encumbrance, to the extent secured by a Encumbrance in the collateral therefor, and has the priority reflected in Seller’s records, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore; complies with all applicable requirements of federal, state, and local laws, and regulations thereunder, and (D) none of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by Seller, except as evidenced by a written instrument which is a part of the file with respect to the Loan and appropriately recorded as necessary to establish all rights of mortgagee into assignee;

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(v)	may be transferred or assigned by Seller to Purchaser without the approval of consent of any Obligor;

(vi)	has been serviced by Seller consistent with Seller’s practices in all material respects and has been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder; and

(vii)	is serviced by the Seller, and there are no obligations, agreements or understandings that could result in any Loan becoming subject to any third party servicing.

(b)       Except as set forth in Section 5.8(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Loans, including with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectibility of the Loans or any documents, instrument or agreement in the loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Loan, (ii) any representation, warranty or statement made by an Obligor or other party in or in connection with any Loan, (iii) the financial condition or creditworthiness of any primary or secondary Obligor under any Loan or any guarantor or surety or other Obligor thereof, (iv) the performance of the Obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Loan, (v) inspecting any of the property, books or records of any Obligor, or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

5.9     Records. The Records are correct, accurate and complete in all material respects and accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Deposits and Loans on an ongoing basis and as may be required under applicable law.

5.10     Title to Assets. Seller is the lawful owner of each of the Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to (subject to receipt of the consents and approvals set forth in Schedule 5.3 of the Seller’s Disclosure Schedule) all of the material Assets, free and clear of any Encumbrances.

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5.11     Deposits. All of the Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the relevant type of Deposit account and all applicable laws. The Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Deposits that are subject to any judgment, decree or order of any Regulatory Authority. Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Deposits and all such forms contain all material terms of the Deposits. The agreements relating to the Deposits contain all material terms of the Deposits, and have been duly authorized, executed, and delivered by Seller and, to Seller’s knowledge, the other Persons who have executed such agreements, and, to Seller’s knowledge, are valid, binding and enforceable against the Persons who have executed the agreements. All agreements relating to Deposits, other than certificates of deposit, legally permit Purchaser to unilaterally terminate or modify such agreements within thirty (30) days after the Closing Date without the consent of the depositor or depositors and without penalty, subject to applicable law, delivery of any notice as may be specified in such agreements and any applicable provisions in such agreements.

5.12     Environmental Laws; Hazardous Substances. Each parcel of Real Property:

(i)	is and has been operated by Seller in material compliance with all applicable Environmental Laws;

(ii)	is not the subject of any written notice received by Seller since the date Seller acquired (by way of merger or otherwise) the applicable parcel of Real Property (a) from any governmental authority alleging the violation of or liability under any applicable Environmental Laws or (b) to Seller’s knowledge, from any other Person alleging a violation of or liability under a specified Environmental Law;

(iii)	to Seller’s knowledge, is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(iv)	has not been used by Seller or, to Seller’s knowledge, any other Person for the disposal of Hazardous Substances and, to Seller’s knowledge, is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law;

(v)	to Seller’s knowledge, with respect to any Hazardous Substances, the only use of any such Hazardous Substances has been in such amounts and types as is lawful under Environmental Law;

(vi)	to Seller’s knowledge, has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws; and

(vii)	to Seller’s knowledge, there are no (a) active or abandoned underground storage tanks, (b) gasoline or service stations, or (c) dry-cleaning facilities or operations at, on, in or under any parcel of Real Property.

5.13     Brokers’ Fees. Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of Sandler O’Neill + Partners, L.P., for which Seller shall be solely liable.

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5.14     Property.

(a)       Seller has good and marketable title, such as is insurable by the Title Insurer to the Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. No lien, judgment or encumbrance which (A) does not specifically pertain to the Owned Real Property and (B) is insured by the title company insuring Purchaser’s title to the Owned Real Property, shall be deemed to render title to the Owned Real Property unmarketable or uninsurable.

(b)       Seller has not received any written notice of any material uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Owned Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to materially affect Purchaser’s use and enjoyment of the Owned Real Property, there is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened before any governmental authority that relates to Seller or the Owned Real Property.

(c)       Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches, nor, to Seller’s knowledge, has any such proceeding been threatened.

(d)       Seller has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s knowledge, no such default or breach now exists.

(e)       Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property, and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or to Seller’s knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and materially affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or which would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(f)       Seller has valid title to its Personal Property, free and clear of all Encumbrances, and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in working order in all material respects (subject to ordinary wear and tear).

(g)       Other than pursuant to a Tenant Lease, there are no tenants or other parties that have a possessory right in and to any of the Real Property or any space in the Branches.

5.15     Absence of Certain Changes or Events. Since December 31, 2011, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

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5.16     Employee Benefit Plans; Labor Matters.

(a)       Seller has provided to Purchaser in writing complete and accurate lists of the Branch Employees as of no more than ten (10) Business Days prior to the date of this Agreement, with such list indicating each Branch Employee’s job title, status (active or on statutory or employer approved leave and full-time or part-time), annual current salary or wage rate, incentive compensation for performance year 2011, business location, exempt/non-exempt status under the Fair Labor Standards Act (as classified by Seller or its Affiliates), regularly scheduled hours, job band, annual vacation entitlement, applicable incentive plan and date of hire (original and most recent as applicable). Such lists shall be updated by Seller and provided to Purchaser thirty (30) calendar days following the date hereof and on other dates as mutually agreed to by Purchaser and Seller.

(b)       No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer plan within the meaning of Section 4063 of ERISA.

(c)       No Branch Employee is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, in each case with respect to such Branch Employee’s employment with Seller. With respect to any Branch Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s knowledge, threatened.

5.17     Available Funds. Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.

5.18     Insurance. Seller maintains in full force and effect insurance on the Assets in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry.

5.19     Tax Representations. Seller has filed all material Tax Returns required to be filed by Seller with respect to the Assets, the Assumed Liabilities or the Branches, such Tax Returns are materially correct and complete, and all Taxes shown to be due on such Tax Returns have been or will be paid in full. For all completed Tax years, Seller has sent to each account holder, to the extent required by applicable Tax law, with respect to the Deposit Liabilities an IRS Form 1099 (or a substitute form permitted by law) relating to the interest, earnings, or dividends paid on the Deposit Liabilities for those periods.

5.20     Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

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ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, both as of the date hereof and as of the Closing Date (except for representations and warranties that are made as of a specified date), as follows, except as set forth in the Purchaser Disclosure Schedule:

6.1     Corporate Organization and Authority. Purchaser is a national banking association, duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller. Purchaser has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement, and any instruments and documents executed pursuant thereto, and to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by Seller, this Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2     No Conflicts. The execution, delivery and performance of this Agreement, and any instruments and documents executed pursuant hereto, by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3     Approvals and Consents. Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4     Regulatory Matters. (a) There are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(b)       Neither Purchaser nor any of its Affiliates has received any indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Purchaser knows of no reason that it will not timely receive any necessary approval or authorization of all applicable bank Regulatory Authorities.

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(c)       Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter or submission, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

(d)       Purchaser is, and on a pro forma basis giving effect to the P&A Transaction, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, and no such regulator has indicated that it may condition any of the Regulatory Approvals upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(e)       Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any Regulatory Authority as a condition to the receipt of any of the Regulatory Approvals.

(f)       Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority. Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(g)       Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5     Litigation and Undisclosed Liabilities. There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect.

6.6     Brokers’ Fees. Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

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6.7     Financing to be Available. Purchaser’s ability to consummate the transactions contemplated by this Agreement is not contingent on raising any equity capital, obtaining financing therefor, consent of any lender or any other matter relating to funding the P&A Transaction.

6.8     Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1     Activity in the Ordinary Course. From the date hereof until the Closing Date, except (i) as set forth on Schedule 7.1 of the Seller Disclosure Schedule, (ii) as may be required by a Regulatory Authority or applicable law or (iii) as contemplated hereby, Seller (a) will, with respect to the Branches, the Assets and the Assumed Liabilities, use its reasonable best efforts to preserve its business relationships with depositors and customers related to the Loans, (b) will maintain the Branches in their current condition, ordinary wear and tear excepted, (c) use its reasonable best efforts to conduct the business of the Branches and preserve the Assets and Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with past practice, and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)	Increase or agree to increase the salary or wage rate and incentive opportunity of any Branch Employee, other than normal salary or wage increases in the ordinary course of business consistent with past practice (however, such increases shall, in no event, increase the aggregate cash compensation for Branch Employees by more than 3% on an annualized basis or for any individual Branch Employee by more than 10%);

(ii)	Establish, adopt, enter into or amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in any material increase in liability for Purchaser;

(iii)	(A) Transfer any Branch Employee to another branch, facility or office of Seller or any of their respective Affiliates which is not a Branch, or (B) transfer any employee of Seller or any of its Affiliates who, as of the date hereof, is not a Branch Employee to any Branch other than in the ordinary course of business and consistent with past practices;

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(iv)	Hire any employee for any of the Branches other than in the ordinary course and consistent with past practices, including, with respect to the type of position filled and the compensation and benefit levels;

(v)	Terminate any Branch Employee, except in the ordinary course of business in accordance with existing personnel policies and practices of Seller;

(vi)	Establish or price Deposits at any Branch other than in the ordinary course of business consistent with Seller’s past practices (including deposit pricing policies in effect for such Branch as of the date hereof), subject to the limitation in (vii) below;

(vii)	Offer interest rates or terms on any category of Deposits at any Branch in a manner inconsistent with Seller’s past practice or, without limiting the generality of the foregoing, accept any brokered deposits at the Branches;

(viii)	Transfer to or from any Branch to or from any of Seller’s other operations or branches any material Assets or any Deposits, except (A) pursuant to an unsolicited customer request or (B) if such Deposit is pledged as security for a loan or other obligation that is not a Loan;

(ix)	Amend, modify or extend any Loan, except in the manner provided in Section 7.8;

(x)	Originate any loan at the Branch or that is attributed to the Branch, except in the ordinary course of business consistent with Seller’s approved lending policies as existed on the date hereof;

(xi)	Sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any of the Assets or Deposits existing on the date hereof, except in the ordinary course of business consistent with past practice;

(xii)	Make or agree to make any material improvements to the Owned Real Property, except normal maintenance or refurbishing purchased or made in the ordinary course of business;

(xiii)	Close, sell, consolidate, relocate or materially alter any Branch or otherwise file any application or give any notice to relocate or close any Branch;

(xiv)	Amend, terminate or extend in any material respect any Tenant Lease;

(xv)	Release, compromise or waive any material claim or right that is part of the Assets or the Assumed Liabilities; or

(xvi)	Agree with, or commit to, any person to do any of the things described in clauses (i) through (xv) except as contemplated hereby.

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7.2     Access and Confidentiality. (a) Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours to the properties, books, records, contracts, documents, files and other information of or relating to the Assets, the Assumed Liabilities and the Branch Employees; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating solely to loans held by Seller not constituting Loans, including information regarding borrowers, or any information to the extent relating solely to Seller’s other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within fifteen (15) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches as may be reasonably necessary for the orderly transfer of the business operations of the Branches, and Purchaser shall be responsible for any documented, out-of-pocket third party costs reasonably incurred by Seller in connection with furnishing such information; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller not constituting Loans, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to unreasonably interfere with the conduct of Seller’s business. Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would impose an unreasonable burden on Seller, or any employee of Seller, or would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)       From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which was or becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates, the Branches, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises reasonable best efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

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(c)       From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branches, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.3     Regulatory Approvals. (a) As soon as practicable and in no event later than twenty (20) Business Days after the date of this Agreement, Purchaser shall prepare and file any applications, notices and filing required in order to obtain the Regulatory Approvals. Purchaser shall take all necessary actions to obtain each such approval as promptly as reasonably practicable and Purchaser shall not, and shall cause its Affiliates not to, knowingly take any action that would be expected to have the effect of denying or materially delaying or conditioning such approval. Seller will cooperate in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality.

(b)     The parties shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

(c)     Purchaser shall not, and shall cause its Affiliates to not, knowingly take any action that would reasonably be expected to result in a Material Adverse Effect.

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7.4     Consents. (a) Seller agrees to use reasonable best efforts to obtain from lessors under Equipment Leases and counterparties under Assumed Contracts and any other parties the consent of which is required in order to assign or transfer any Asset or Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, in the case of any Equipment Lease, if any consent set forth in this Section 7.4(a) is not obtained notwithstanding Seller’s use of reasonable best efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use reasonable best efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the extent reasonably possible, the benefits and burdens of the properties subject to Equipment Leases in a manner that does not violate the applicable Equipment Lease (for the same cost as would have applied if the relevant consent had been obtained); provided, further, that neither Seller nor any of its Affiliates shall be required to commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain such authorizations, approvals, consents, negative clearances or waivers; and provided, further, that Seller shall not be obligated to incur any monetary obligations or expenditures to the parties whose consent is requested in connection with the utilization of its reasonable best efforts to obtain any such required consents. If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise reasonable best efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Equipment Lease pursuant to the terms of this Agreement applicable to leases assigned at Closing, and the parties shall restructure the applicable alternative arrangement.

(b) Unless otherwise directed by Purchaser, Seller shall use reasonable best efforts to procure estoppel certificates substantially in the form of Exhibit 7.4(b) attached hereto from each subtenant under Tenant Leases, which certificates shall be at the expense of Seller; provided that Seller shall not be obligated to incur any monetary obligations or expenditures to subtenants in connection with the utilization of commercially reasonable efforts to obtain such estoppel certificates.

7.5     Efforts to Consummate; Further Assurances. (a) Purchaser and Seller agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)       From time to time following the Closing, at Purchaser’s request and sole expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and the Assumed Liabilities.

(c)       Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d)       Purchaser hereby gives Seller further assurances that in the event that, following the Closing Date, Purchaser receives or otherwise possesses any asset or liability of Seller that the parties reasonably agree is not an Asset or an Assumed Liability, Purchaser shall promptly execute, acknowledge and deliver all such instruments as may be reasonably necessary to effectively vest in Seller title to such asset or liability, as is reasonably agreed to by each party; provided that, for the avoidance of doubt, the terms of this Section 7.5(d) are not intended to limit or otherwise modify in any way the parties' rights and obligations under this Agreement.

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(e)       Seller hereby gives Purchaser further assurances that in the event that, following the Closing Date, Seller possesses any asset or liability of Seller that the parties reasonably agree is an Asset or an Assumed Liability Seller shall, promptly execute, acknowledge and deliver all such instruments as may be reasonably necessary to effectively vest in Purchaser title to such asset or liability, as is reasonably agreed to by each party; provided that, for the avoidance of doubt, the terms of this Section 7.5(e) are not intended to limit or otherwise modify in any way the parties' rights and obligations under this Agreement.

(f)       In the event any transfer of an asset or liability of Seller is undertaken pursuant to Section 7.5(d) or Section 7.5(e), the parties shall, as between themselves, treat any such asset or liability as having been or not been transferred, as the case may be, as of the Closing with an appropriate adjustment reflected in the Final Closing Statement as reasonably agreed to by the parties.

(g)       Prior to the Closing Date, Seller shall provide notice to Purchaser to the extent that Seller has knowledge of any facts or circumstances that exist that would result in the termination of any Branch Employee based on Seller’s application of its personnel policies and practices then in effect.

7.6     Solicitation of Accounts; Non-Solicitation. (a) For a two (2) year period following the Closing Date, Seller agrees that it will not (i) use confidential information contained in Branch customer information files or Records that relates to the Assets and Assumed Liabilities that are to be assumed by Purchaser pursuant to this Agreement to solicit financial services business, including deposits, loans and other financial products, of the type offered through the Branches as of the date hereof, or (ii) establish or maintain any branch banking office in the counties listed on Exhibit 7.6(a) serving the mass retail and small commercial banking markets of the type conducted by Seller as of the date hereof; provided, however, that, for the avoidance of doubt, this Section 7.6(a) shall not prohibit or in any way limit Seller or any of its Affiliates, after the Closing Date, from (1) owning and operating ATMs that are not attached to or affiliated with a branch banking office, or (2) offering products and services to customers as part of the businesses of Seller and its Affiliates that are not being sold hereunder, including the conduct of the global wealth, investment management and home loans businesses of Seller or its Affiliates, so long as such activities are not conducted through the use of the confidential information described in the preceding clause (i). Except as set forth in this Section 7.6, nothing in this Agreement shall be construed to at any time prohibit or otherwise limit Seller or any of its Affiliates from soliciting financial services or any other businesses, including deposits, loans and other financial products.

(b)     Prior to the Closing Date, Purchaser agrees that it will not attempt to solicit Branch customers through advertising nor transact its business in a way intended to induce such customers to close any account and open accounts directly with Purchaser. Notwithstanding the foregoing sentence, Purchaser and its Affiliates shall be permitted to (i) engage in advertising, solicitations or marketing campaigns not targeted at such customers, and relationships that result therefrom, (ii) engage in lending, deposit, safe deposit, trust or other financial services with customers who have relationships as of the date hereof through other offices of Purchaser or product channels, (iii) respond to unsolicited inquiries by such customers with respect to banking or other financial services, and engage in relationships that result therefrom, and (iv) provide notices or communications relating to the transactions contemplated hereby in accordance with the provisions hereof.

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(c)     For a period of two (2) years following the Closing Date, Seller will not, and shall cause its Affiliates not to, solicit for employment any Transferred Employee; provided, however, that nothing in this Section 7.6(c) shall be deemed to prohibit Seller or its Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to Seller, or any of its Affiliates, soliciting such Transferred Employee, (iii) soliciting any Transferred Employee who has not been employed by Purchaser or its Affiliates during the six (6) month period prior to the solicitation not otherwise permitted hereunder or (iv) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees.

(d)     If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.

7.7     Insurance. Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and maintained by Seller on the date hereof or to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing. Purchaser shall provide all casualty and public liability insurance for the Branches after the Closing. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8     Servicing Prior to Closing Date. With respect to each of the Loans, from the date hereof until the Closing Date, Seller shall service such Loans in a manner that is consistent with the servicing provided by Seller with respect to its loans that are not to be transferred to Purchaser under the terms of this Agreement. Further, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not (a) except as required by law, regulation or the terms of the Loan Documents, release any collateral or any party from any liability on or with respect to any of the Loans; (b) compromise or settle any material claims of any kind or character with respect to the Loans; or (c) except as required by law or regulation or to the extent consistent with prevailing market terms and in the ordinary course of business consistent in all material respects with past practice, modify, amend or waive any of the material terms of any Loan as set forth in the Loan Documents.

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7.9     Change of Name, Etc. Immediately after the Closing, Purchaser will (a) change the name and logo on all documents, Branches and other facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all persons whose Loans, Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to the OCC and any other Regulatory Authorities required as a result of the consummation of such transactions. Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage (or the removal of signage of an Affiliate of Seller, if applicable) by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in an environmentally friendly manner (including the recycling of such materials) and in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition. During the fourteen (14) calendar day period following the Closing, Purchaser shall afford to Seller and its authorized agents and representatives reasonable access during normal business hours to the Branches to allow Seller the opportunity to confirm Purchaser’s compliance with the terms of this Section 7.9.

7.10     Deactivation/Shut Down of ATMs and ATM/Debit Cards. Seller shall shut down all ATMs and all automated teller machine, and shall deactivate all debit cards issued with respect to all Deposit accounts (and electronically block access of those cards to the Deposit accounts), (a) with respect to ATMs and all automated teller machines, no later than 2:00 p.m., Eastern time, on the Closing Date and (b) with respect to debit cards, 11:00 p.m., Eastern time, on the Closing Date. Seller and Purchaser shall reasonably cooperate in good faith to undertake the deactivation of such ATMs and cards in a manner that is the least disruptive to Customers as reasonably practicable. Point-of-sale transactions shall be settled between Purchaser and Seller for a period of forty-five (45) days after the Closing Date.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1     Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, (a) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (b) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

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8.2     Sales and Transfer Taxes. Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.2 when due, and Purchaser shall cooperate with respect thereto as necessary.

8.3     Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Deposits on which Seller is back-up withholding as of the Closing Date.

8.4     Payment of Amount Due under Article 8. Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.2, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made as provided in Section 3.2(b) and bear interest from the date due to the date of payment at the Federal Funds Rate.

8.5     Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall:

(a)       Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Branches;

(b)       Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches for taxable periods for which the other may have a liability under this Agreement; and

(c)       The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

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8.6     Transferred Employees.

(a)       Offers of Employment.

(i)     General. At least sixty (60) calendar days prior to the Closing Date, and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to each Branch Employee who is actively employed by Seller as of the Closing Date and, subject to Section 8.6(a)(ii) below, to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser will, subject to such Branch Employee or Leave Recipient satisfying standard pre-employment screening requirements, employ each such employee who has accepted the offer. Following the Closing Date, each Branch Employee employed by Purchaser shall, from and after the Transfer Date, be defined as a “Transferred Employee” for purposes of this Agreement. Subject to the provisions of this Section 8.6, Transferred Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(ii)     Special Provisions for Leave Recipients. With respect to any Branch Employee who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), Purchaser shall make an offer of employment in the manner required by Section 8.6(a)(i), contingent on such Leave Recipient’s return to active status within six (6) months following the Closing Date or such longer period as may be required by applicable law. When a Leave Recipient who has (A) accepted the offer and (B) satisfied standard pre-employment screening requirements returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.

(b)       Terms of Offer. Each Branch Employee shall be offered employment subject to the following terms and conditions:

(i)       Each Branch Employee’s base salary shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller to such Branch Employee as of the Business Day prior to the Closing Date;

(ii)       Each Branch Employee shall have the same incentive compensation opportunity as is available to other similarly situated employees of Purchaser, as in effect from time to time;

(iii)      Each Branch Employee shall be eligible to receive employee benefits substantially comparable to those available to other similarly situated employees of Purchaser, as in effect from time to time;

(iv)     Each Branch Employee shall be offered employment at a job location that is no more than thirty (30) miles from such Branch Employee’s primary workplace immediately prior to the Closing Date; and

(v)      Transferred Employees shall become employees-at-will of Purchaser.

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(c)       Severance Payments. With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than cause (as determined by Purchaser in its sole discretion consistent with its customary standards and procedures with respect to similarly situated employees of Purchaser) on or before the first anniversary of the applicable Transfer Date, Purchaser shall pay to such Transferred Employee the greater of (a) the amount of cash severance pay (not including any health and welfare benefits) such Transferred Employee would have received if he or she separated from Seller under Seller’s severance policy as described in Schedule 8.6(c) of the Seller Disclosure Schedule, or (b) the amount of cash severance pay (not including any health and welfare benefits unless health and welfare benefits are provided to other similarly situated employees of Purchaser) payable to such Transferred Employee under any applicable severance plan of Purchaser in effect at the time of such termination; provided, however, in each case such Transferred Employee shall be credited for service with Seller as described in Section 8.6(d) of this Agreement; provided, further, that Purchaser shall not be required to provide any health and welfare benefits as part of the severance to any Transferred Employee, unless health or welfare benefits are provided to other similarly situated employees of Purchaser. In addition and notwithstanding any provision herein to the contrary, if a Branch Employee does not receive an offer from Purchaser in compliance with Section 8.6(b) of this Agreement and such Branch Employee’s employment with Seller is terminated by Seller in connection with the transactions contemplated by this Agreement (and in no event later than three (3) months following the Transfer Date), then Purchaser shall reimburse Seller, within thirty (30) days of receipt of an invoice from Seller, for the costs of any severance benefits (including the costs incurred during any notice period or pay in lieu of notice) payable by Seller to such Branch Employee as provided in this Section 8.6(c).

(d)       Credit for Service. Purchaser shall cause each benefit plan maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the “Purchaser Benefit Plans”), to take into account for all purposes under Purchaser Benefit Plans (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of such employees with Seller or its Affiliates prior to the Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate.

(e)       Pre-Existing Conditions. Subject to approval by the insurance company providing insured benefits under the applicable Purchaser’s fully insured Welfare Benefit Plans, which approval Purchaser shall use reasonable best efforts to obtain, Purchaser shall, and shall cause its Affiliates to, (i) waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under the applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the Transfer Date, and (ii) use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ health or welfare plans in the calendar year in which the Transfer Date occurs.

(f)       Vacation. Seller shall pay to the Transferred Employees all accrued but unpaid vacation for periods prior to the Transfer Date as soon as administratively practicable after the Transfer Date or as required by applicable Law, but in no event later than thirty (30) Business Days after the Transfer Date.

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(g)       Bonus Payments. Seller shall retain (and be liable for the payment of) all amounts earned by a Transferred Employee under the Benefit Plans that provide incentive compensation in which such Transferred Employee is eligible to participate (determined as of immediately prior to the applicable Transfer Date) for periods of service through the day immediately prior to the applicable Transfer Date. From and after the Closing Date, Purchaser shall be liable for the payment of incentive compensation to the Transferred Employees for service with Purchaser from and after the applicable Transfer Date in accordance with the terms of Purchaser’s Benefit Plans.

(h)       Salary, Compensation and Employee Benefits. Seller shall be responsible for and pay all salary, compensation and employee benefits in a manner consistent with applicable Law and the Seller’s Benefit Plans and practices and all payroll taxes in connection therewith, for the Branch Employees that was accrued, owed or earned for all periods on or prior to the Closing Date with respect to services provided by such Branch Employee on, or prior to, the Closing Date. Purchaser shall be responsible for and pay all salary, compensation and employee benefits and all payroll taxes in connection therewith, for the Transferred Employees that is accrued, owed or earned under the Purchaser’s policies and practices for all periods after the Closing Date. Seller shall be responsible for the filing of Forms W-2 with the IRS and all required filings with state tax authorities with respect to wages and benefits paid to each Branch Employee for all periods ending on or prior to the Closing Date.

(i)       Rollover of 401(k) Plan Accounts. Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax qualified defined contribution plan of Seller in which Transferred Employees participate (the “Seller 401(k) Plan”) and/or the tax qualified defined contribution plan of Purchaser (the “Purchaser 401(k) Plan”), to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including any outstanding participant loan which is not a prohibited transaction under the Code but excluding any after-tax amounts other than Roth amounts) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the Seller 401(k) Plan to the Purchaser 401(k) Plan, excluding any outstanding participant loan which is a prohibited transaction under the Code and any after-tax amounts, other than Roth amounts, under the Seller 401(k) Plan.

(j)       Welfare Benefits Generally. (i) Seller and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee (and his or her spouse, dependents or beneficiaries) before his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Branch Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date; and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or prescription is filled, and not when the condition arose. A disability or workers’ compensation claim shall be considered incurred before the relevant Transferred Employee’s Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date.

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(k)       Liabilities under Benefit Plans. Except as expressly provided in this Section 8.6, (i) Seller shall remain solely responsible for any and all liabilities and obligations arising under the Benefit Plans, and Purchaser shall not assume or otherwise acquire any of the Benefit Plans, and (ii) for purposes of this Agreement, liabilities under the Benefit Plans shall be considered Excluded Liabilities.

(l)       No Third Party Rights or Amendment to Benefit Plans. Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan. This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan. This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.6, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.6.

ARTICLE 9

CONDITIONS TO CLOSING

9.1     Conditions to Obligations of Purchaser. Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)       Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)       Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

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(c)       Representations and Warranties. (i) The representations and warranties of Seller contained in Sections 5.1, 5.2(i), 5.13, 5.15 and 5.17 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Seller contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date (except that representations and warranties as of a specified date need only be true on and as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.1(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

(d)       Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)        Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

(f)       Seller Closing Deliverables. Seller shall have delivered to Purchaser each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.5 at or prior to the Closing Date.

9.2     Conditions to Obligations of Seller. Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)       Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)       Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c)       Representations and Warranties. (i) The representations and warranties of Purchaser contained in Sections 6.1, 6.2(i), 6.6 and 6.7 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) and (ii) the other representations and warranties of Purchaser contained in this Agreement shall be true in all respects in each case as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c)(ii), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect.

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(d)       Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)       Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

(f)       Purchaser Closing Deliverables. Purchaser shall have delivered to Seller each of the certificates, instruments, agreements, documents and other items required to be delivered pursuant to Section 3.6 (in the case of any assignment contemplated thereby, subject to delivery by Seller of any related requisite third-party consent) at or prior to the Closing Date.

ARTICLE 10

TERMINATION

10.1     Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a)       by the mutual written agreement of Purchaser and Seller;

(b)       by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any material breach of any covenant, agreement or obligation of Seller hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Seller within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was caused by Purchaser’s breach of this Agreement or failure to act in good faith or Purchaser’s or any of its representative’s failure to use reasonable best efforts to cause the Closing to occur;

(c)       by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) calendar days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was caused by Seller’s or any of its representative’s failure to act in good faith or Seller’s breach of this Agreement or failure to use reasonable best efforts to cause the Closing to occur;

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(d)       by Seller or Purchaser, in the event the Closing has not occurred by the date that is nine (9) months after the date of this Agreement, unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate; or

(e)       by either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction.

10.2     Effect of Termination. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

ARTICLE 11

INDEMNIFICATION

11.1     Indemnification. (a) Subject to Section 12.1, after the Closing, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser to the extent arising out of or resulting from the following:

(i)	any breach of any representation or warranty made by Seller in this Agreement (disregarding, in each case other than in the case of Section 5.15, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)	any Excluded Taxes; or

(iv)	any Excluded Liability.

(b)       Subject to Section 12.1, after the Closing, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Seller to the extent arising out of or resulting from the following:

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(i)	any breach of any representation or warranty made by Purchaser in this Agreement (disregarding, in each case, for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach), any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)	any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)	the Assumed Liabilities or any responsibility, obligation, duty, legal action, administrative or judicial proceeding, claim, penalty or liability arising out of Purchaser’s ownership or operation from and after the Closing of the business represented by the Branches, the Assets or the Assumed Liabilities.

(c)       To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it of any claim or potential liability for which indemnification is provided, the indemnified party shall promptly notify the indemnifying party of the assertion of such claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder (including, with respect to claims arising from a breach of representation or warranty made in Article 8, the commencement of an audit, administrative investigation or judicial proceeding by any governmental authority); provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of its obligations hereunder except to the extent, if at all, that the indemnifying party is actually and materially prejudiced by reason of such delay or failure. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such claims for liability. In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel or (ii) the named parties to any such suit, action, or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them.

(d)       Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

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(e)       Notwithstanding anything to the contrary contained in this Agreement, an indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party shall exceed $75,000 (the “Deductible”), in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of the Deductible; provided, however, that the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be $2,250,000. In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement.

(f)       Notwithstanding the foregoing, if a third party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(viii) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(viii) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third party claim (such third party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(g)       Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under this Article 11 as an adjustment to the Purchase Price for all Tax purposes.

(h)       In connection with any claim for indemnification under this Article 11, the amount that any indemnifying party is or may be required to pay to any indemnified party shall be reduced (retroactively, if necessary) by the amounts recovered by the indemnified party under third party insurance policies or third party indemnification obligations, net of any deductible or any other expense incurred by the party entitled to indemnification in obtaining such recovery. If an indemnified party shall have received payment from the indemnifying party for a Loss and subsequently recovers amounts under third party insurance policies or third party indemnification obligations, then the indemnified party shall promptly refund to the indemnifying party a sum equal to the amount of such recovered amounts, net of any deductible or any other expense incurred by the party entitled to indemnification in obtaining such recovery.

(i)       Notwithstanding anything to the contrary contained in this Agreement or in the Deeds, an indemnifying party shall not be liable under any of the Deeds to the extent the indemnified party has not first sought to recover for such Losses under the Title Policies prior to pursuing an indemnifying party under any of the Deeds. To the extent an indemnified party does not recover for such the Loss under the Title Policies, it may then pursue recovery for any Loss against an indemnifying party hereunder.

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(j)       An indemnified party shall use reasonable best efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11. In the event that an indemnified party shall fail to use such reasonable best efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

11.2     Exclusivity. After the Closing, except as expressly set forth in Sections 2.1.3, 2.5, and 4.8, and except in the case of common law fraud in connection with entering into this Agreement, this Article 11 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the transactions contemplated hereby; provided that it is understood and agree that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3     AS-IS Sale; Waiver of Warranties. Except for the representations and warranties set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES INCLUDING THE LOANS AND/OR THE COLLATERAL THEREFOR EXCEPT THOSE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND CLAIMS OF EVERY KIND AND TYPE, INCLUDING CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

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ARTICLE 12

MISCELLANEOUS

12.1     Survival. (a) The parties’ respective representations and warranties contained in this Agreement shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (i) each of the representations and warranties of parties set forth in Sections 5.1 and 6.1 shall survive until the sixth (6th) anniversary of the Closing Date and (ii) the representations and warranties set forth in Section 5.10 shall survive until the expiration of the applicable statute of limitations and thereafter neither party may claim any Loss in relation to a breach thereof (each such specified period, a “Survival Period”); provided, however, that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall survive the Closing until performed in full or the obligation to so perform shall have expired.

(b)       No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.

12.2     Assignment. Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by either party hereto without the prior written consent of the other party, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3     Binding Effect. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4     Public Notice. Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to employees or customers with respect to any of the transactions contemplated hereby (each, a “Public Notice”) without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than any bank Regulatory Authority). Notwithstanding the foregoing, each party may make a Public Notice as, based on the advice of its counsel, may be required by law or as necessary to obtain the Regulatory Approvals. Except with respect to a Public Notice issued by Purchaser or any of its Affiliates in compliance with the terms of this Section 12.4 that announces the execution of this Agreement or the consummation of the transactions contemplated hereby, no Public Notice issued by Purchaser or any of its Affiliates shall reference the name of Seller or any of its Affiliates without the prior written consent of Seller (which consent Seller may withhold, condition or delay in its sole discretion).

12.5     Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

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If to Seller:	Bank of America, National Association
100 North Tryon Street
Charlotte, North Carolina 28255
Attention: Edward P. O’Keefe
Facsimile: (704) 409-0968

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo
Fax: (212) 403-2000

If to Purchaser:	First Financial Bank, National Association
One First Financial Plaza
Terre Haute, Indiana 47807
Attention: Norman L. Lowery, President and Chief Executive Officer
Fax: (812) 235-0555
With a copy to:	Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, Indiana 46204
Attention: John W. Tanselle
Fax: (317) 636-1507

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

12.6     Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7     Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Illinois applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in the State of Illinois.

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12.8     Waiver of Jury Trial. The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties hereby further agree and consent that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.9     Entire Agreement; Amendment. (a) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing.

(b)       This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any breach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10     Third Party Beneficiaries. Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than Seller and Purchaser.

12.11     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12     Headings. The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13     Severability. If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14     Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.13(a)” would be part of “Section 5.13” and references to “Section 5.13” would also refer to material contained in the subsection described as “Section 5.13(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement.

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12.15     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transactions, subject to the terms and conditions of this Agreement).

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

BANK OF AMERICA, NATIONAL ASSOCIATION

By:	/s/ Josh Scholl
Josh Scholl
Director and Senior Finance Manager

FIRST FINANCIAL BANK, NATIONAL ASSOCIATION

By:	/s/ Norman L. Lowery
Norman L. Lowery, President and Chief Executive Officer

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